REGISTRATION NO. 333-_________

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 2003

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3

                                   ----------

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ULTRALIFE BATTERIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                 Delaware                                 16-387013
        (State or Other Jurisdiction                  (I.R.S. Employer
      of Incorporation or Organization)             Identification Number)

                             2000 TECHNOLOGY PARKWAY
                             NEWARK, NEW YORK 14513
                                 (315) 332-7100
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                                   ----------

                               John D. Kavazanjian
                      President and Chief Executive Officer
                            Ultralife Batteries, Inc.
                             2000 Technology Parkway
                             Newark, New York 14513
                                 (315) 332-7100

            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

                                   ----------

                                    Copy to:

                             Jeffrey H. Bowen, Esq.
                           Harter, Secrest & Emery LLP
                            1600 Bausch & Lomb Place
                            Rochester, New York 14604
                                 (585) 232-6500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
Title of securities          Amount to be         Proposed maximum    Proposed maximum      Amount of
  to be registered            registered            offering price        aggregate        registration
                                                      per share        offering price          fee
-------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.10 per share      325,000 Shares (1)         $14.58(2)         $4,738,500          $383.34
-------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 416 of Regulation C under the Securities Act of 1933, this registration statement also covers any additional shares of common stock issued or issuable to the selling security holders as a result of a stock split, stock dividend or similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the average of the high and low prices of the Registrant's common stock as reported by the NASDAQ on November 6, 2003, which date is within five business days prior to the initial filing date of this registration statement.

                                   ----------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                                      PROSPECTUS

                            ULTRALIFE BATTERIES, INC.

                         325,000 SHARES OF COMMON STOCK

                                   ----------

      This Prospectus relates to the public offering of 325,000 shares of our Common Stock, par value $.10 per share. These 325,000 shares are being registered for the accounts of the selling stockholders identified in Table A in the section titled "Selling Stockholders". This offering will not be underwritten. All 325,000 shares may be offered by certain of our stockholders or by pledgees, donees, transferees or other successors in interest who receive the shares as a gift, partnership distribution or other non-sale related transfer. Of the shares being registered, 125,000 shares were issued on June 4, 2003 pursuant to the conversion of a short-term promissory note issued in a private transaction to a single lender, and 200,000 shares were originally issued in a private transaction pursuant to three Share Purchase Agreements dated October 7, 2003 between us and certain of the stockholders identified in Table A in the section of this Prospectus entitled "Selling Stockholders". The issuances of these shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. We are registering the shares pursuant to an agreement to register the 125,000 shares issued on conversion of the promissory note and pursuant to three Registration Rights Agreements between us and the selling stockholders identified in Table A.

      The shares we are registering may be offered by the selling stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or in a combination of such methods of sale. The shares may be offered at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers act as agents or to whom they sell as principals, or both. This compensation might be in excess of customary commissions. For further information, see the section entitled "Plan of Distribution" below.

      We will not receive any of the proceeds from the sale of these shares. We have agreed to bear certain expenses in connection with the registration of the shares being offered and sold by the selling stockholders. Our Common Stock is quoted on the Nasdaq National Market under the symbol "ULBI." On November 6, 2003, the last reported sale price for the Common Stock was $13.52 per share.

                                   ----------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
           OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This offering of our Common Stock involves certain risks. For further information, please see the section entitled "Risk Factors" ON PAGE 2.

                The date of this Prospectus is November 12, 2003

                               PROSPECTUS SUMMARY

      This summary highlights selected information and does not contain all of the information that is important to you. We urge you to read the entire Prospectus carefully and any information contained in or incorporated by reference in this Prospectus before you decide whether to buy our Common Stock. You should pay special attention to the risks of investing in our Common Stock discussed under Risk Factors below. Unless the context otherwise requires, references in this Prospectus to Ultralife, we, us, and our refer to Ultralife Batteries, Inc. and our subsidiaries.

Ultralife Batteries, Inc.

      We develop, manufacture and market a wide range of standard and customized primary and rechargeable lithium batteries for use in a wide array of applications and markets, including military, automotive telematics, safety and medical, and computers and communications. We believe that our proprietary technologies allow us to offer batteries that are ultra-thin, light weight and that generally achieve greater operating performance than other batteries currently available. We sell our products directly to original equipment manufacturers in the United States and abroad and have contractual arrangements with sales representatives who market our products on a commission basis in particular areas. We also distribute our products to domestic and international distributors and retailers that purchase our batteries for resale. We have obtained ISO 9001 certification for our lithium batteries manufacturing operations in Newark, New York and Abingdon, England. As of November 6, 2003, we employed a total of approximately 800 employees worldwide.

      We were formed in December 1990 as a Delaware corporation. In March 1991, we acquired certain technology and assets from Eastman Kodak Company relating to its 9-volt lithium manganese dioxide primary battery and in June 1994, as a result of the formation of our United Kingdom subsidiary and acquisition of certain battery-related assets, acquired a presence in Europe. In December 1998, we announced a joint venture to produce our polymer rechargeable batteries in Taiwan.

      Our principal executive office is located at 2000 Technology Parkway, Newark, New York 14513. Our telephone number is (315) 332-7100 and our website is www.ultralifebatteries.com.

                                  RISK FACTORS

An investment in shares of our Common Stock being offered pursuant to this Prospectus involves a high degree of risk. You should read and consider the following risk factors and other information in this Prospectus carefully before purchasing the Common Stock offered by this Prospectus.

GROWTH AND MARKET RISKS

We May Not Be Able to Finance Ongoing Operations and Projected Growth

      While we believe that our revenue growth projections and our ongoing cost controls will allow us to generate cash and achieve profitability in the foreseeable future, there is no assurance as to when or if we will be able to achieve our projections. Our future cash flows from operations, combined with our accessibility to cash and credit, may not be sufficient to allow us to finance ongoing operations or to make required investments for future growth. We may need to seek additional credit or access capital markets for additional funds. We cannot assure you that we would be successful in such an endeavor.

Rapid Growth of Our Battery Business Could Significantly Strain Our Management, Operations and Technical

Resources

      If we are successful in obtaining rapid market growth of our batteries, we will be required to deliver large volumes of quality products to customers on a timely basis at a reasonable cost to those customers. For example, the large orders recently received from the U.S. and U.K. military for our cylindrical products are straining our current capacity capabilities and require additional equipment and time to build a sufficient support infrastructure. This demand also creates working capital issues for us, as we need increased liquidity to fund purchases of raw materials and supplies. We cannot assure you, however, that our business will rapidly grow or that our efforts to expand manufacturing and quality control activities will be successful or that we will be able to satisfy commercial scale production requirements on a timely and cost-effective basis. We will also be required to continue to improve our operations, management and financial systems and controls. The failure to manage growth effectively could have an adverse effect on our business, financial condition and results of operations.

We Depend on Continued Demand for Our Existing Products

      A substantial portion of our business depends on the continued demand for products using our batteries sold by original equipment manufacturers. Therefore, our success depends significantly upon the success of those original equipment manufacturers' products in the marketplace. We are subject to many risks beyond our control that influence the success or failure of a particular product manufactured by an original equipment manufacturer, including:

      o competition faced by the original equipment manufacturer in its particular industry,

      o     market acceptance of the original equipment manufacturer's product,

      o the engineering, sales, marketing and management capabilities of the original equipment manufacturer,

      o technical challenges unrelated to our technology or products faced by the original equipment manufacturer in developing its products, and

      o the financial and other resources of the original equipment manufacturer.

      For instance, in the fiscal year ended June 30, 2002, 59% of our revenues were comprised of sales of our 9-volt batteries, and of this, approximately 30% pertained to sales to smoke alarm original equipment manufacturers in the U.S. In the six-month period ended December 31, 2002, 56% of our revenues were comprised of sales of our 9-volt batteries, and of this, approximately 14% pertained to sales to smoke alarm original equipment manufacturers in the U.S. If the retail demand for long-life smoke detectors decreases significantly, this could have a material adverse effect on our business, financial condition and results of operations. Similarly, in the fiscal year ended June 30, 2002, 19% of our revenues were comprised of sales of U.S. cylindrical batteries, and of this, approximately 62% pertained to sales made directly or indirectly to the U.S. military. In the six-month period ended December 31, 2002, 20% of our revenues were comprised of sales of U.S. cylindrical batteries, and of this, approximately 90% pertained to sales made directly or indirectly to the U.S. military. If the demand for cylindrical batteries from the U.S. military were to decrease significantly, this could have a material adverse effect on our business, financial condition and results of operations.

Our Government Contracts are Subject to Adjustment

      Our $18,600,000 contract with the U.S. Army/CECOM to provide BA-5390 batteries was not awarded as a result of a competitive bidding process. Rather, this contract was an "exigent" contract, which is subject to an audit and final price adjustment. That audit process resulted in a reduction of the margin over the term of the contract which resulted in lower margins than anticipated under the original terms of the contract. We have other similar "exigent" contracts with the government which are subject to the same potential for adjustment. These adjustments could have an affect on our business, financial condition and results of operations.

We Depend on U.S. and U.K. Military Procurement of Batteries

      We will continue to develop both primary and rechargeable battery products to meet the needs of the U.S. and U.K. military forces. We believe we have a high probability for success in solicitations for these batteries. Any delay of solicitations by, or future failure of, the U.S. or the U.K. governments to purchase batteries manufactured by us could have a material adverse effect on our business, financial condition and results of operations.

The Future of Our Rechargeable Cells and Batteries is Uncertain and May Not Be Successful

      Although we are in production of certain rechargeable cells and batteries, we have not achieved wide market acceptance. We cannot assure you that volume acceptance of our rechargeable products will occur due to the highly competitive nature of that particular business. There are many new companies and technology entrants into the marketplace, and we must continually reassess the market segments in which our products can be successful and seek to engage customers in these segments that will adopt our products for use in their products. In addition, these companies must be successful with their products in their markets for us to gain increased business. Increased competition, failure to gain customer acceptance of products or failure of our customers in their markets could have a further adverse effect on our rechargeable battery business.

We Have Strong Competitors and Our Products May Be Subject to Technological Obsolescence

      We compete with large and small manufacturers of alkaline, carbon-zinc, seawater, high rate and primary batteries as well as other manufacturers of lithium batteries. We cannot assure you that we will successfully compete with these manufacturers, many of which have substantially greater financial, technical, manufacturing, distribution, marketing, sales and other resources. The market for our products is characterized by changing technology and evolving industry standards, often resulting in product obsolescence or short product lifecycles. Although we believe that our batteries, particularly the 9-volt and advanced rechargeable batteries, are comprised of state-of-the-art technology, we cannot assure you that our competitors will not develop technologies or products that would render our technology and products obsolete or less marketable.

      o Primary Batteries -- The primary (non-rechargeable) battery industry is characterized by intense competition with a number of companies offering or seeking to develop products similar to ours. We are subject to competition from manufacturers of primary batteries, such as carbon-zinc, alkaline and lithium batteries in various configurations, including 9-volt, AAA, AA, C, D, 2/3 A and other cell sizes. Manufacturers of primary batteries include The Gillette Company (Duracell), Energizer Holdings, Inc., Rayovac Corp., Sanyo Electric Co. Ltd., Sony Corp., and Matsushita Electric Industrial Co., Ltd. (Panasonic). Manufacturers of specialty lithium batteries include Saft, Eagle Picher Industries and Friwo Silberkraft GmbH. Many of these companies have substantially greater resources than us, and some have the capacity and volume of business to be able to produce their products more efficiently than we do at the present time. In addition, these companies are developing batteries using a variety of battery technologies and chemistries that are expected to compete with our technology. If these companies successfully market their batteries before the introduction of our products, there could be a material adverse effect on our business, financial condition and results of operations.

      o Rechargeable Batteries -- The rechargeable battery industry is also characterized by intense competition with a large number of companies offering or seeking to develop technology and products similar to ours. We are subject to competition from manufacturers of traditional rechargeable batteries, such as nickel-cadmium batteries, from manufacturers of rechargeable batteries of more recent technologies, such as nickel-metal hydride, lithium ion liquid electrolyte and lithium polymer batteries, as well as from companies engaged in the development of batteries incorporating new technologies. Manufacturers of nickel-cadmium and/or nickel-metal hydride batteries include Sanyo Electric Co. Ltd., Sony Corp., Toshiba Corp., Saft and Matsushita Electric Industrial Co., Ltd. (Panasonic), among others. Manufacturers of lithium ion liquid electrolyte batteries currently include Saft-Soc des ACC, Sony Corp., Toshiba Corp., Matsushita Electric

            Industrial Co., Ltd., Sanyo Electric Co. Ltd., Sony Corp., E-one Moli Energy Ltd., BYD Co. Ltd., Samsung SDI Co., Ltd., Shenzhen B&K Electronic Co. Ltd., and Ultralife Taiwan, Inc., among others. Manufacturers of lithium polymer batteries currently include Valence Technology, Inc., Sony Corp., Amperex Technology Ltd., Danionics A/S, Finecell Co. Ltd., LG Chemical, Ltd., SKC, Samsung SDI Co., Ltd., Ultralife Taiwan, Inc., and Kokam Engineering Co., Ltd. Many companies with substantially greater resources than ours are developing a variety of battery technologies, including liquid electrolyte lithium and solid electrolyte lithium batteries, which are expected to compete with our technology. Other companies undertaking research and development activities of solid-polymer batteries have already developed prototypes and are constructing commercial scale production facilities. If these companies successfully market their batteries before the introduction of our products, there could be a material adverse effect on our business, financial condition and results of operations.

We Depend on Timely Delivery of Quality Products from Our Suppliers

      We rely upon our suppliers and vendors to provide quality materials, components and equipment for our use in production. Our ability to meet demand for our product and to maintain adequate production schedules for the manufacture of cells and batteries is vital for our continued success. In the event one or more of these suppliers or vendors is significantly late in meeting its delivery schedule to us, or if one or more demonstrates a serious inability to consistently supply quality goods, we may fall behind in our production schedule which could, in turn, result in late deliveries to our customers. Continued or habitual late deliveries to customers could lead to the cancellation of orders and/or loss of customers, either of which could have a material adverse effect on our business.

There are Limited Sources of the Materials and Supplies Which, if Unavailable, Could Pose a Significant Risk to Our Business

      Certain materials we use in products are available only from a single or a limited number of suppliers. Additionally, we may elect to develop relationships with a single or limited number of suppliers for materials that are otherwise generally available. Although we believe that alternative suppliers are available to supply materials that could replace materials currently used and that, if necessary, we would be able to redesign our products to make use of such alternatives, any interruption in the supply from any supplier that serves as a sole source could delay product shipments and have a material adverse effect on the business, financial condition and results of operations. Although we have experienced interruptions of product deliveries by sole source suppliers in the past, these interruptions have not had a material adverse effect on the business, financial condition and results of operations. We cannot guarantee you that we will not experience a material interruption of product deliveries from sole source suppliers.

We May Not Be Able to Staff Adequately

      We have added equipment to increase production capacity, we have also increased our number of employees. Our ability to continue increased production levels depends on our ability to attract, hire and retain a sufficient number of employees at our Newark, New York production facility. While we have retained the services of an employment agency to assist in this endeavor, there is no assurance that we will be able to adequately staff our Newark production facility. The inability to staff adequately would have a material adverse effect on our business, financial condition and results of operations.

We Depend on Key Personnel

      Because of the specialized, technical nature of the business, we are highly dependent on certain members of management, marketing, engineering and technical staff. The loss of these services or these members could have a material adverse effect on our business, financial condition and results of operations. In addition to developing manufacturing capacity to produce high volumes of advanced rechargeable batteries, we must attract, recruit and retain a sizeable workforce of technically competent employees. Our ability to pursue effectively our business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced managerial, marketing, engineering and technical personnel. We cannot assure you that we will be able to retain or recruit this type of personnel.

SAFETY AND ENVIRONMENTAL RISKS

Our Business Has Significant Safety Risks and Significant Demands of Environmental and Other Regulatory Compliance

      Due to the high energy density inherent in lithium batteries, our batteries can pose certain safety risks, including the risk of fire. Although we incorporate safety procedures in research, development and manufacturing processes that are designed to minimize safety risks, we cannot assure you that accidents will not occur. Although we currently carry insurance policies which cover loss of the plant and machinery, leasehold improvements, inventory and business interruption, any accident, whether at the manufacturing facilities or from the use of the products, may result in significant production delays or claims for damages resulting from injuries. These types of losses could have a material adverse effect on our business, financial condition and results of operations.

National, State and Local Laws Impose Various Environmental Controls On The Manufacture, Storage, Use and Disposal of Lithium Batteries and/or of Certain Chemicals Used In The Manufacture of Lithium Batteries

      Although we believe that our operations are in substantial compliance with current environmental regulations and that, except as noted below, there are no environmental conditions that will require material expenditures for clean-up at the present or former facilities or at facilities to which we have sent waste for disposal, we cannot assure you that changes in such laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. Moreover, state and local governments may enact additional restrictions relating to the disposal of lithium batteries used by customers that could have a material adverse effect on our business, financial condition and results of operations. In addition, the U.S. Department of Transportation and certain foreign regulatory agencies that consider lithium to be a hazardous material regulate the transportation of batteries that contain lithium metal. We currently ship lithium batteries in accordance with regulations established by the U.S. Department of Transportation. We cannot assure you that additional or modified regulations relating to the manufacture, transportation, storage, use and disposal of materials used to manufacture our batteries or restricting disposal of batteries will not be imposed or how these regulations will affect us or our customers.

Our Newark, New York Facility Needs Environmental Remediation Which May Be Expensive for Us

      In connection with our purchase/lease of our Newark, New York facility in 1998, a consulting firm performed a Phase I and II Environmental Site Assessment that revealed the existence of contaminated soil and ground water around one of the buildings. We then retained an engineering firm which estimated that the cost of remediation should be in the range of $230,000. This cost, however, is merely an estimate and the cost may in fact be much higher. In February, 1998, we entered into an agreement with a third party which provides for us and this third party to retain an environmental consulting firm to conduct a supplemental Phase II investigation to verify the existence of the contaminants and further delineate the nature of the environmental concern. The third party agreed to reimburse us for fifty percent (50%) of the cost of correcting the environmental concern on the Newark property. We have fully reserved in our financial statements for our portion of the estimated liability. Test sampling was completed in the spring of 2001, and the engineering report was submitted to the New York State Department of Environmental Conservation, referred to as NYSDEC, for review. NYSDEC reviewed the report and, in January 2002, recommended additional testing. We responded by submitting a work plan to NYSDEC, which was approved in April 2002. We have sought proposals from engineering firms to complete the remedial work contained in the work plan, but it is unknown at this time whether the final cost to remediate will be in the range of the original estimate, given the passage of time. Because this is a voluntary remediation, there is no requirement for us to complete the project within any specific time frame. The ultimate resolution of this matter may have a significant adverse impact on the results of operations in the period in which it is resolved. Furthermore, we may face claims resulting in substantial liability which could have a material adverse effect on our business, financial condition and our results of operations in the period in which such claims are resolved.

INTELLECTUAL PROPERTY RISKS

We Depend on Proprietary Technologies

      Our success depends more on the knowledge, ability, experience and technological expertise of our employees than on the legal protection of patents and other proprietary rights. We claim proprietary rights in various unpatented technologies, know-how, trade secrets and trademarks relating to products and manufacturing processes. We cannot guarantee you the degree of protection these various rights may or will afford, or that competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. We protect our proprietary rights in our products and operations through contractual obligations, including nondisclosure agreements with certain employees, customers, consultants and strategic partners. We cannot assure you that these contractual measures will protect us. However, we have had patents issued and patent applications pending in the U.S. and elsewhere. But we cannot assure you (1) that patents will be issued from any pending applications, or that the claims allowed under any patents will be sufficiently broad to protect our technology, (2) that any patents issued to us will not be challenged, invalidated or circumvented, or (3) as to the degree or adequacy of protection any patents or patent applications may or will afford us. If we are found to be infringing third party patents, there can be no assurance that we will be able to obtain licenses with respect to such patents on acceptable terms, if at all. The failure to obtain necessary licenses could delay product shipment or the introduction of new products, and costly attempts to design around such patents could foreclose the development, manufacture or sale of products.

We Depend on Technology Transfer Agreements

      Our research and development of advanced rechargeable battery technology and products utilizes internally-developed technology, acquired technology and certain patents and related technology licensed by us pursuant to non-exclusive, technology transfer agreements. We cannot assure you that competitors will not develop, independently or through the use of similar technology transfer agreements, rechargeable battery technology or products that are substantially equivalent or superior to the technologies and products currently under research and development.

FINANCIAL RISKS

Our Investment in Ultralife Taiwan, Inc. Has Significant Risks

      We used the net proceeds we received from the recent private placement sale of our Common Stock to fund a short-term loan and ultimate purchase of securities issued by Ultralife Taiwan, Inc. We own approximately 9.2% of Ultralife Taiwan. The transaction has been recorded as a short-term note receivable maturing on March 1, 2004, with interest accruing at 3% per annum. We expect to convert this note receivable into shares of Ultralife Taiwan's common stock on or before March 1, 2004 assuming Ultralife Taiwan is successful in raising additional equity capital. Depending on the price at which Ultralife Taiwan completes its anticipated capital raise, our ownership interest in Ultralife Taiwan could increase to approximately 15%. Because of the precarious financial condition of Ultralife Taiwan, they may not be able to raise the necessary additional funds from other investors and we may not be able to recover or realize any gain on our investment. Such an occurrence could adversely affect our financial condition and the market value of our Common Stock.

We May Not Be Able to Insure Against Losses

      Because certain of our primary batteries are used in a variety of security and safety products and medical devices, we may be exposed to liability claims if such a battery fails to function properly. We maintain what we believe to be sufficient liability insurance coverage to protect against potential claims; however, we cannot assure you that the liability insurance will continue to be available, or that any such liability insurance would be sufficient to cover any claim or claims.

Quarterly Fluctuations in Operating Results and Possible Volatility of Stock
Price

      Our future operating results may vary significantly from quarter to quarter depending on factors such as the timing and shipment of significant orders, new product introductions, delays in customer releases of purchase orders, the mix of distribution channels through which we sell our products and general economic conditions. Frequently, a substantial portion of our revenues in each quarter is generated from orders booked and shipped during that quarter. As a result, revenue levels are difficult to predict for each quarter. If revenue results are below expectations, operating results will be adversely affected as we have a sizeable base of fixed overhead costs that do not vary much with the changes in revenue. In addition to the uncertainties of quarterly operating results, future announcements concerning us or our competitors, including technological innovations or commercial products, litigation or public concerns as to the safety or commercial value of one or more of our products, may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

Our Ability to Use Our Net Operating Loss Carryforwards May be Limited

      As of December 31, 2002, we had foreign and domestic net operating loss carryforwards totaling approximately $78,816,000 that are available to reduce our future taxable income. If it is determined that a change in our ownership (as defined under Internal Revenue Code Section 382) has occurred, our net operating loss carryforwards will be subject to an annual limitation which could result in the possibility of a cash outlay for income taxes for the year ended December 31, 2003 and subsequent years.

We May Have Liability under Product Warranty Claims

      We typically offer warranties against any defects due to product malfunction or workmanship for a period up to one year from the date of purchase. We also offer a 10-year warranty on our 9-volt batteries that are used in ionization-type smoke detector applications. We provide for a reserve for this potential warranty expense, which is based on an analysis of historical warranty issues. We cannot assure you that future warranty claims will be consistent with past history, and if we experience a significant increase in warranty claims, we cannot assure you that our reserves are sufficient. This could have a material adverse effect on our business, financial condition and results of operations. In addition, in September 2002 a retail end-user of a product manufactured by one of our customer, has made a claim against our customer asserting the customer's product, which is powered by one of our batteries, does not operate according to the customer's product specification. No claim has been filed against us. However, in the interest of fostering good customer relations, we agreed to lend technical support to our customer in defense of the claim against it. We will honor our warranty by replacing any batteries that may be determined to be defective. In the event a claim is filed against us and it is ultimately determined that our product was defective, replacement of batteries to our customer or the end-user may have a material adverse effect on our financial position and results of operations.

We May Not Be Able to Pay Our Debt Obligations

      We have certain debt covenants that must be maintained, most notably a requirement with our primary lending institution to meet certain levels of net worth. We cannot assure you that we will be able to continue to meet these debt covenants in the future. If we default on any of our debt covenants and are unable to renegotiate credit terms in order to comply with such covenants, this could have a material adverse effect on our business, financial condition and results of operations.

Our China Joint Venture Program May Create Liability for Us

      In July 1992, we entered into several agreements related to the establishment of a manufacturing facility in Changzhou, China, for the production and distribution in and from China of 2/3A lithium primary batteries. Changzhou Ultra Power Battery Co., Ltd., a company organized in China, which we refer to as China Battery, purchased certain technology, equipment, training and consulting services relating to the design and operation of a lithium battery manufacturing plant. China Battery was required to pay approximately $6.0 million to us over the first two years of the agreement, of which approximately $5.6 million has been paid. We attempted to collect the balance due under this contract. However, China Battery has indicated that it will not make these payments until certain contractual issues have been resolved. Due to China Battery's questionable willingness to pay, we wrote off in fiscal 1997 the entire balance owed as well as our investment aggregating $805,000. Since China Battery has not purchased technology, equipment, training or consulting services to produce batteries other than 2/3A lithium batteries, we do not believe that China Battery has the capacity to become a competitor. We do not anticipate that the manufacturing or marketing of 2/3A lithium batteries will be a substantial portion of its product line in the future. However, in December 1997, China Battery sent us a letter demanding reimbursement of an unspecified amount of losses they have incurred plus a refund for certain equipment that was sold to China Battery. We have attempted to initiate negotiations to resolve the dispute. However, an agreement has not yet been reached. Although China Battery has not taken any additional steps, there can be no assurance that China Battery will not further pursue such a claim, which, if successful, could have a material adverse effect on the our business, financial condition and results of operations. We believe that such a claim is without merit.

You May Not Have an Adequate Remedy against Our Former Auditor, Arthur Andersen LLP

      Our consolidated financial statements for the two fiscal years ended June 30, 2001 were audited by Arthur Andersen LLP. On August 31, 2002, Arthur Andersen LLP ceased to practice before the SEC. Therefore, Arthur Andersen did not participate in the preparation of our Transition Report for the six-month period ended December 31, 2002 that is incorporated by reference into this Prospectus, referred to herein as the 2002 Form 10-K, did not reissue its audit report with respect to the financial statements included in the 2002 Form 10-K, and did not consent to the inclusion of a copy of its previously issued audit report in the 2002 Form 10-K or the incorporation by reference of such report into this Prospectus. As a result, holders of our securities may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in the financial statements to which its audit report relates. In addition, even if such holders were able to assert such a claim, because it has ceased operations, Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by holders of our securities that might arise under federal securities laws or otherwise with respect to the audit report of Arthur Andersen LLP.

                           Forward-Looking Statements

      This Prospectus includes and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

      These forward-looking statements are identified by their use of terms and phrases such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "predict", "project", "will" and similar terms and phrases, including references to assumptions. These statements are contained in the documents incorporated herein by reference and in the section "Risk Factors" and other sections of this Prospectus.

      Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, our actual results may be materially different than those reflected, or suggested, by such forward-looking statements. Important factors and uncertainties that could cause our actual results to differ materially from our forward-looking statements are set forth below and elsewhere in this Prospectus, including under the section headed "Risk Factors." These factors and uncertainties include, among others:

o     Future demand for our products and services
o     Successful commercialization of our advanced rechargeable batteries
o     General economic conditions
o     Government and environmental regulation
o     Competition and customer strategies
o Technological innovations in the primary and rechargeable battery industries
o     Changes in our business strategy or development plan
o     Capital deployment
o     Business disruptions, including those caused by fire
o     Availability of raw materials and supplies

      All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We advise you not to place undue reliance on these forward-looking statements in light of the materials risks and uncertainties to which they are subject. Should one or more of these risks or uncertainties materialize, or should assumptions prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated or expected. We undertake no obligation to update any forward-looking statements in this Prospectus, the documents incorporated herein by reference or elsewhere.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares of Common Stock by the selling stockholders. We have agreed to bear all expenses, other than selling commissions and fees and expenses of counsel and other advisors to the selling stockholders, in connection with the registration of the shares being offered.

                              SELLING STOCKHOLDERS

      The table below sets forth with respect to the selling security holders, based upon information available to us as of November 6, 2003, the number and percentage of outstanding shares of Common Stock beneficially owned, the number of shares of our Common Stock which may be offered by this prospectus and the number and percentage of outstanding shares of Common Stock that will be owned assuming the sale of all of the registered shares of our common stock under this prospectus. The number of shares, if any, offered by each selling security holder and the corresponding number of shares beneficially owned by each selling security holder after each sale will vary depending upon the terms of the individual sales. Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities. The shares offered by this Prospectus may be sold by selling stockholders, including their transferees, pledgees or donees or their successors, from time to time. If required, identification of such transferees, pledgees, donees or successors will be made in the applicable prospectus supplement.

                                                          Table A
                                                          -------

Name of Selling Stockholder               Number of Shares       Number of          Number of
                                            Beneficially           Shares             Shares           Percent of
                                           Owned Prior to        Registered        Beneficially        Outstanding
                                            Completion of         for Sale         Owned After        Shares after
                                            the Offering         Hereby (1)       Completion of       Completion of
                                                                                   the Offering       the Offering
-------------------------------------------------------------------------------------------------------------------
Corsair Capital Partners, LP                     145,000          145,000                   0                   *
Neptune Partners, LP                              44,000           44,000                   0                   *
Corsair Long Short International Ltd              11,000           11,000                   0                   *
W. Anthony Hitschler                             220,000           62,500             157,500                1.2%
Priam Holdings, Ltd.                              62,500           62,500                   0                   0
                 Total                           482,500          325,000             157,500                1.2%

----------

(1) This Registration Statement shall also cover any additional shares of our Common Stock which become issuable in connection with the Common Stock registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

                              PLAN OF DISTRIBUTION

      We will receive no proceeds from this offering. The shares offered by this Prospectus may be sold by the selling stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both. This compensation might be in excess of customary commissions. The shares being offered by this Prospectus may be sold either pursuant to this Registration Statement or pursuant to Rule 144 issued by the SEC under the Securities Act of 1933.

      In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under federal law.

      Each of the selling stockholders is acting independently of us in making decisions with respect to the timing, manner and size of each sale of shares of our Common Stock. We have not been advised of any definitive selling arrangement at the date of this Prospectus between any selling stockholder and any broker-dealer or agent.

      Under applicable federal rules and regulations, any person engaged in the distribution of our Common Stock may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder. These rules include, without limitation, Rules 10b-6 and 10b-7, which may limit the timing of purchases and sales of shares of our Common Stock by the selling stockholders.

                                  LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for us by Harter, Secrest & Emery LLP, Rochester, New York.

                                     EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the six months ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      Our consolidated balance sheet as of June 30, 2001 and our consolidated statements of operations, changes in shareholders' equity and accumulated other comprehensive income (loss), and cash flows for each of the two years in the period ended June 30, 2001 incorporated by reference in this Prospectus, to the extent indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

      Arthur Andersen LLP has not reissued its audit report with respect to our audited consolidated financial statements prepared by it and incorporated by reference in this prospectus. In addition, Arthur Andersen LLP has not consented to the inclusion of its audit report in our Annual Report on Form 10-K for the six months ending December 31, 2002 and incorporated by reference herein. As a result, you will probably not have an effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission with respect to our consolidated financial statements that were audited by Arthur Andersen LLP. Even if you were able to assert such a claim successfully, as a result of its conviction and other lawsuits and claims, Arthur Andersen LLP may not have sufficient assets to satisfy claims made by us or by our investors that might arise under federal securities laws or otherwise relating to any alleged material misstatement or omission with respect to our audited consolidated financial statements audited by Arthur Andersen LLP.

                       WHERE YOU CAN FIND MORE INFORMATION

      No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with this offering of our Common Stock. If any such information or representations are given or made, such information or representations must not be relied upon as having been authorized by us, by any selling stockholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we file reports, proxy statements, information statements and other information with the Securities and Exchange Commission, also referred to as the SEC. You may inspect and copy any reports, proxy statements and other information that we file at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of such materials by mail from the Public Reference Room of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. Our Common Stock is quoted on the Nasdaq National Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street N.W. Washington, D.C. 20006.

      We have filed with the SEC a Registration Statement on Form S-3, together with all amendments and exhibits, referred to in this Prospectus as the Registration Statement, under the Securities Act of 1933 with respect to the Common Stock we are offering. This Prospectus does not contain, nor is it required to contain, all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding us and our Common Stock, you should refer to the Registration Statement and its exhibits and schedules. The Registration Statement, including its exhibits and schedules, may be inspected as described above.

                    INCORPORATION OF INFORMATION BY REFERENCE

            The following documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

      1. our Annual Report on Form 10-K for the transition period from July 1, 2002 to December 31, 2002;

      2. our Quarterly Reports on Form 10-Q for the quarters ended March 29, 2003 and June 28, 2003 and September 27, 2003;

      3. our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 25, 2003;

      4. our reports on Form 8-K filed with the Commission on October 8, 2003, October 15, 2003 October 28, 2003, November 6, 2003 and November 12, 2003; and

      5. the description of our Common Stock, par value $.10 per share, contained in our Registration Statement on Form S-1 (Registration No. 33-54470), filed with the Securities and Exchange Commission on December 23, 1992.

      All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated by reference herein shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. We will provide to you upon written or oral request and without charge a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies (at no cost to requestor) should be directed to our Secretary, at our principal executive offices: Ultralife Batteries, Inc., 2000 Technology Parkway, Newark, New York 14513. Our website is www.ultralifebatteries.com. Our telephone number is (315) 332-7100.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Ultralife Batteries, Inc. (the "Company") in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee.

            SEC Registration Fee                            $  221.760
            Legal fees and expenses                             20,000
            Accounting fees and expenses                         5,000
            Miscellaneous fees and expenses                      3,000
                                                            ----------
            Total                                           $28,221.76

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      With respect to indemnification of directors and officers, Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Under this provision of the DGCL, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

      Furthermore, the DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws, as amended (the "By-laws") provide for limitation of the liability of directors to the Company and its stockholders and for indemnification of directors, officers, employees and agents of the Company, respectively, to the maximum extent permitted by the DGCL.

      The Certificate of Incorporation provides that directors are not liable to the Company or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) for dividend payments or stock repurchases in violation of Delaware law, or (d) for any transaction from which the director derived any improper personal benefit.

      The By-laws include provisions by which the Company will indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement with respect to threatened, pending or completed suits or proceedings against such persons by reason of serving or having served the Company as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith, lawfully or in the best interests of the Company. With respect to matters to which the Company's officers, directors, employees, agents or other representatives are determined to be liable for misconduct or negligence in the performance of their duties, the By-laws provide for indemnification only to the extent that the Company determines that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

ITEM 16. EXHIBITS

      Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission's Rules and Regulations under the Securities Act of 1933.

ITEM 17. UNDERTAKINGS

      The undersigned Registrant hereby undertakes (subject to the proviso contained in Item 512(a) of Regulation S-K):

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflect in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to deliver or cause to be delivered the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specially incorporated by referred in the prospectus to provide such interim financial information.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newark, State of New York, on this 12th day of November, 2003.

                                       ULTRALIFE BATTERIES, INC.

Dated: November 12, 2003

                                       By: /s/ John D. Kavazanjian
                                           -------------------------------------
                                           John D. Kavazanjian,
                                           President and Chief Executive Officer

                                Power of Attorney

      Each of the undersigned, being an officer or director, or both of Ultralife Batteries, Inc. (the "Company"), in his or her capacity as set forth below, hereby constitutes and appoints John D. Kavazanjian, Robert W. Fishback and Peter F. Comerford and each of them, his or her true and lawful attorney and agent, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the Company to comply with the Securities Act of 1933, as amended (the "Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Act of the common stock (the "Securities"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission with respect to such Securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462 under the Act, and to any and all instruments or documents filed as part of or in connection with such registration statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

       Signature                                          Title                                          Date
       ---------                                          -----                                          ----
/s/ John D. Kavazanjian                    President and Chief Executive Officer and
-----------------------                    Director (Principal Executive Officer)                    November 12, 2003
John D. Kavazanjian

/s/ Robert W. Fishback                     Vice President-Finance and Chief Financial
-----------------------                    Officer (Principal Financial Officer and
Robert W. Fishback                         Principal Accounting Officer)                             November 12, 2003

/s/ Joseph C. Abeles                       Director                                                  November 12, 2003
-----------------------
Joseph C. Abeles

/s/ Joseph N. Barrella                     Director                                                  November 12, 2003
-----------------------
Joseph N. Barrella

/s/ Patricia C. Barron                     Director                                                  November 12, 2003
-----------------------
Patricia C. Barron

/s/ Daniel W. Christman                    Director                                                  November 12, 2003
-----------------------
Daniel W. Christman

/s/ Carl H. Rosner                         Director                                                  November 12, 2003
-----------------------
Carl H. Rosner

/s/ Ranjit Singh                           Director                                                  November 12, 2003
-----------------------
Ranjit Singh

                                INDEX TO EXHIBITS

      The following Exhibits indicated by an asterisk preceding the Exhibit number are filed herewith. The balance of the Exhibits here heretofore been filed with the Commission and pursuant to Rule 411 are incorporated herein by reference.

Exhibit No.                        Exhibit
-----------       --------------------------------------------------------------

   4.1 Restated Certificate of Incorporation of Ultralife Batteries, Inc., as amended (1)

   4.2            Amendment to Certificate of Incorporation of Ultralife
                  Batteries, Inc. (2)

   4.3 Second Amended and Restated By-Laws of Ultralife Batteries, Inc., as amended (3)

   4.4            Form of Share Purchase Agreement (4)

   4.5            Form of Registration Rights Agreement (5)

  *5.1            Opinion of Harter, Secrest & Emery LLP

 *23.1            Consent of Independent Accountants

 *23.2 Consent of Harter, Secrest & Emery LLP (included in the Opinion of Counsel filed as Exhibit 5.1)

   *24            Power of Attorney (see page II-4)

----------

(1) Incorporated by reference from Exhibit 3.1 of Registration Statement, File No. 33-54470 (the "1992 Registration Statement")

(2) Incorporated by reference from Exhibit 3.1 of the Form 10-Q for the quarter ended December 31, 2000 File No. 0-20852

(3)   Incorporated by reference from Exhibit 3.2 of the 1992 Registration
      Statement

(4) Incorporated by reference from Exhibit 10.1 on the Form 10-Q for the quarter ended September 27, 2003 File No. 0-20852

(5) Incorporation by reference from Exhibit 10.2 on the Form 10-Q for the quarter ended September 27, 2003 File No. 0-20852

*     Filed herewith